UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2009

MEMC Electronic Materials, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of Incorporation)	1-13828 (Commission File Number)	56-1505767 (I.R.S. Employer Identification Number)

501 Pearl Drive (City of O’Fallon) St. Peters, Missouri (Address of principal executive offices)		63376 (Zip Code)

(636) 474-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

Merger Agreement with Sun Edison

On October 22, 2009, MEMC Electronic Materials, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Sun Edison LLC, a Delaware limited liability company (“Sun Edison”); the Representatives of the unitholders of Sun Edison; and Sierra Acquisition Sub, LLC, a Delaware limited liability company and indirect, wholly owned subsidiary of the Company (“Acquisition Subsidiary”). Under the Merger Agreement, Acquisition Subsidiary will be merged with and into Sun Edison (the “Merger”), with Sun Edison continuing after the Merger as the surviving company and a wholly owned subsidiary of MEMC Holdings Corporation, which is a wholly-owned subsidiary of the Company.

The initial merger consideration will be $200 million, consisting of $140 million in cash and approximately 3.8 million shares of the Company’s common stock. In addition, a total of up to $89 million, payable in a combination of cash and shares of the Company’s common stock, may be issued to the unitholders and certain holders of unit appreciation rights of Sun Edison based on Sun Edison achieving certain earnout targets during a one year period after the closing. Only Sun Edison security holders who are accredited investors will receive stock as part of the merger consideration. A portion of the initial merger consideration will be held in escrow to secure Sun Edison’s indemnification obligations.

The Merger Agreement provides for a combination of grants or awards to Sun Edison employees under retention, inducement and incentive plans designed to ensure that the management and employees of Sun Edison remain employed by the Company following the closing. The total retention, inducement and incentive package for Sun Edison’s current employees will be up to $51 million, consisting of up to $17 million in cash and $34 million in Company common stock.

The Company has agreed to invest at least $100 million in working capital in Sun Edison in three installments at or following the closing and prior to the conclusion of the one year earnout period. In addition, the Company has agreed to pay off approximately $30 million of Sun Edison outstanding indebtedness in connection with the closing.

The Merger Agreement contains customary representations, warranties and indemnities for a transaction of this type, with customary covenants which relate to the period between signing and closing with respect to the operation of Sun Edison’s business. The Merger requires the approval of the Sun Edison unitholders, certain of whom have entered into voting agreements pursuant to which they have agreed to vote in favor of the Merger. The Merger Agreement prohibits Sun Edison from initiating or soliciting any negotiations or discussions or entering into any agreement with regard to a merger or sale of a substantial amount of stock or assets of Sun Edison, subject to a “fiduciary duty” exception in certain circumstances prior to obtaining the approval of Sun Edison’s unitholders.

The Merger Agreement may be terminated by mutual consent of Sun Edison and the Company. It also may be terminated by either party if, among other things, (i) the closing has not occurred by December 31, 2009, subject to automatic extension for regulatory requirements as necessary; (ii) there is a breach by the other party of its representations, warranties or covenants under the merger agreement and such breach would cause the deal to be unable to close by December 31, 2009, (iii) Sun Edison has not obtained the requisite approvals to approve the Merger, (iv) subject to certain specified requirements (including, in the case of termination by Sun Edison, offering the Company an opportunity to make a counter-proposal), Sun Edison’s board authorizes Sun Edison to enter into a written agreement for a “superior proposal”, or (v) any governmental authority has enacted or enforced any injunction, order, decree or ruling or taken any other action (including the failure to have taken an action) which becomes final and non-appealable and makes consummation of the Merger illegal or otherwise prohibits consummation of the Merger. In addition, the Company may terminate the Merger Agreement if, among other things, Sun Edison’s board has changed its recommendation that the unitholders approve the transaction.

In the event that the Merger Agreement is terminated under certain circumstances described in the Merger Agreement, Sun Edison shall be obligated to pay the Company a termination fee in the amount of $10 million and/or reimburse the Company for certain of its costs and expenses in connection with the Merger Agreement.

The Merger Agreement has been approved by the Board of Directors of the Company and the Board of Managers of Sun Edison. In addition to approval of the Sun Edison unitholders, the transactions contemplated by the Merger Agreement are also subject to the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, German antitrust approval, and other customary closing conditions. The Merger is expected to close by the end of 2009.

The foregoing description of the Merger Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement, which will be filed in accordance with SEC rules.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEMC ELECTRONIC MATERIALS, INC.

Date: October 28, 2009	By:	/s/ Bradley D. Kohn
Name: Bradley D. Kohn Title: Senior Vice President – Legal and Business Development